REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of January 14, 1999, by and between MICROVISION, INC. a Washington corporation (the "Company"), and MARGARET ELARDI (the "Investor").

                                     RECITAL

     WHEREAS, the Investor is purchasing 5,000 shares of the Company's Series B Convertible Preferred Stock, Class 1, no par value (the "Series B-1 Stock") and has been granted options to purchase 1,600 shares of the Company's Series B Convertible Preferred Stock, Class 2, no par value ("Series B-2 Stock") and 1,920 shares of the Company's Series B Convertible Preferred Stock, Class 3, no par value ("Series B-3 Stock" and, collectively with the Series B-1 Stock and the Series B-2 Stock, the "Series B Stock"), pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated the date hereof (the "Purchase Agreement").

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions

     For purposes of this Agreement:

     (a) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

     (b) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series B Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series B Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Agreement are not assigned;


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     (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

     (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities who is a party to this Agreement as of the date hereof or who may be added as a party hereto pursuant to the terms of this Agreement, and any assignee thereof in accordance with Section 3; and

     (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission (the "SEC") that similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

2. Form S-3 Registration

     (a) If, at any time after the expiration of 180 days after the closing of the transactions contemplated by the Purchase Agreement, the Holder(s) of at least 80% of the Registrable Securities then outstanding requests that the Company file a registration statement of Form S-3 covering the resale of the Registrable Securities, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such resale, the Company shall use its reasonable best efforts to cause such Registrable Securities to be registered for resale on such form. Upon receipt of such a request for registration, the Company will:

          i. promptly give written notice of the proposed registration and any related qualification or compliance to all other Holders;

          ii. file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practical after receipt of the request or requests of the Holders, and effect such all such other qualifications and compliances as may be so required to permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 15 days after receipt of written notice from the Company given in accordance with clause (a)(i).

     (b) Notwithstanding the foregoing: (i) the Company shall not be obliged to effect a registration pursuant to this Section 2 in the period starting 60 days before the Company's good faith estimated date of filing of, and ending 90 days after the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company (other than a registration relating solely to the sale of securities to participants in a Company stock option or stock purchase plan, or a registration on any form


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that does not include substantially the same information that would be required to be included in a registration statement covering the sale of the Registrable Shares, or a registration on Form S-4), if the Company is at all times during such period diligently and in good faith pursuing such registration, provided, however, that the Company shall promptly notify the Holders of any decision to abandon or significantly delay such public offering; (ii) the Company shall not be obliged to register for any Holder such number of Registrable Shares as such Holder may sell freely in a broker's transaction pursuant to Rule 144 under the Securities Act within three months of the date of the request for registration;
(iii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1.0); (iv) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holders under this Section 2; provided, however, that the Company shall not exercise this right more than once in any 12-month period; (v) if the Company has, within the six-month period preceding the date of such request, already effected one such registration on Form S-3 for the Holders pursuant to this
Section 2; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration qualification or compliance.

     (c) All reasonable expenses incurred in connection with the registrations requested pursuant to this Section 2, including, without limitation, all registration, filing, qualification, printing and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holders and counsel for the Company, shall be borne by the Company.

3. Obligations of the Company.

     Subject to the terms and conditions set forth in Section 2, when required by this Agreement to register any Registrable Shares, the Company shall, as promptly as reasonably possible:

     (a) Prepare and file with the SEC a registration statement covering such Registrable Shares and use its best efforts to cause such registration statement to become effective, and, at the request of the Holders holding a majority of the Registrable Shares registered thereunder, keep such registration statement continuously effective for up to 180 days or such shorter period as will terminate when all the Registrable Shares covered by the registration statement have been sold.


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     (b) Prepare and file with the SEC any amendments and supplements to the registration statement and the prospectus used in connection with it needed to comply with the Securities Act with respect to the sale of all Registrable Shares covered by such registration statement.

     (c) Give the Holders the number of copies of preliminary and final prospectuses, in conformity with the requirements of the Securities Act, and other documents that they reasonably request to facilitate the sale of their Registrable Shares.

     (d) Use its best efforts to register and qualify the Registrable Shares covered by such registration statement under securities or Blue Sky laws of such jurisdictions that the Holders request, provided that the Company shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such jurisdictions.

     (e) Notify each Holder of Registrable Shares covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     (f) Cause all Registrable Shares registered hereunder to be listed on each securities exchange or market on which similar securities issued by The Company are then listed.

4. Shareholders' Information.

     The Company is obliged to take actions to register Registrable Shares under this Agreement only if the Holders requesting registration provide the Company on a timely basis all information regarding themselves, their Registrable Shares, and their intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Shares.

5. Assignment of Registration Rights

     The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities who shall, upon such transfer or assignment, be deemed a "Holder" under this Agreement, provided that (i) the Company is, within a reasonable period of time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and


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(iii) the transferee or assignee executes an endorsement to this Agreement agreeing to be bound by all the terms and conditions hereof as Holder.

6. "Market Stand-Off" Agreement.

     (a) If requested by the Company and an underwriter managing an underwritten offering of the Company's securities, each Holder agrees that such Holder shall not sell or otherwise transfer or dispose of any Registrable Shares held by such Holder (other than those included in the registration and underwriting) without the prior written consent of the Company or such underwriter for a period not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (the "Lock-up Period"); provided, that all officers and directors of The Company and all shareholders holding at least five percent (5%) of the shares of the Company and other persons with registration rights also enter into similar agreements.

     (b) Such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering.

     (c) The obligations described in this Section 6 shall not apply to a registration relating solely to the sale of securities to participants in a stock option or stock purchase plan, a registration on any form that does not include substantially the same information that would be required to be included in a registration statement covering the sale of the Registrable Shares, or a registration on Form S-4. The Company may impose stop-transfer instructions with respect to the Registrable Shares subject to the foregoing restriction until the end of the Lock-up Period. The Company may not waive or terminate its rights under any market stand-off agreement with any employee, director, Holder, or other shareholder unless each Holder is granted a similar waiver on a pro rata basis or unless the Holders of a majority of the Registrable Shares consent to such waiver or termination.

7. Notices

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereof or on Schedule A hereto, or at such other address as such party may designate by ten days' advance written notice to the other parties given in the foregoing manner.


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8. Amendments and Waivers

     Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of not less than 80% of the shares of the Company that are Registrable Securities themselves or upon which Registrable Securities are based. Additional Holders may be added to this Agreement with such consent by adding a Schedule A hereto listing each such Holder's name and address and adding a signature page executed by such additional Holder.

9. Severability

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. Governing Law

     This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the State of Washington.

11. Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Entire Agreement

     This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

                                       COMPANY:

                                       MICROVISION, INC.



                                       By: /s/ CLARENCE TEGREENE
                                           ------------------------------------
                                            Its: Attorney-in-Fact/IP Counsel
                                                 ------------------------------


                                       INVESTOR:

                                       MARGARET ELARDI


                                       /s/ MARGARET ELARDI
                                       ----------------------------------------


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